UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2012

AMERICAN STANDARD ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-132948	20-2791397
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4800 North Scottsdale Road
Suite 1400
Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 371-1929

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 16, 2012, American Standard Energy, Corp. (“Nevada ASEC”), a Nevada corporation and a wholly owned subsidiary of American Standard Energy Corp., a Delaware corporation (the “Company”) entered into a purchase and sale agreement (the “Agreement”) with Texian Oil – I, LP, a Texas limited partnership (the “Purchaser”) pursuant to which Nevada ASEC sold certain leasehold properties and related interests in approximately 503.11] net acres located in Gaines, Glasscock, Andrews, Crane, Yoakum and Scurry Counties, Texas, Lea County, New Mexico and Grady County, Oklahoma in exchange for the delivery by the Purchaser to Nevada ASEC of $5.3 million in cash (the “Purchase Price”), subject to certain post-closing adjustments. Nevada ASEC satisfied all post-closing requirements. Accordingly no escrow account was required and Nevada ASEC received the full Purchase Price upon closing. The transaction closed on November 21, 2012, with an effective date of October 1, 2012.

This Current Report on Form 8-K contains a summary of the material terms of the Agreement executed in connection with the transactions described herein.  The summary of this Agreement is subject to, and qualified in its entirety by reference to the Agreement, which is attached as an exhibit hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Purchase and Sale Agreement by and among Nevada ASEC and Purchaser, dated as of November 16, 2012 +

+ Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. American Standard Energy Corp. hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2012	AMERICAN STANDARD ENERGY CORP.

	By:	/s/ Richard MacQueen
Richard MacQueen
President